Exhibit 2.2

AMENDED AND RESTATED

SEPARATION AND DISTRIBUTION AGREEMENT

This AMENDED AND RESTATED SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of March 27, 2019, by and between MYND ANALYTICS, INC., a Delaware corporation (“Parent”), TELEMYND, INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Telemynd”), and MYND ANALYTICS, INC., a California corporation and a direct wholly owned subsidiary of Parent (“MYnd California”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

RECITALS

WHEREAS, on January 4, 2019 Parent, ATHENA MERGER SUBSIDIARY INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and EMMAUS LIFE SCIENCES, INC., a Delaware corporation (the “Emmaus”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Emmaus with Emmaus surviving as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, on January 4, 2019 Parent and MYnd California entered into a Separation and Distribution Agreement (the “Prior Agreement”);

WHEREAS, Parent, MYnd California and Telemynd desire to enter into this Agreement to amend and restate the Prior Agreement in its entirety and to cause Telemynd to assume all of the rights and obligations of MYnd California;

WHEREAS, the execution, delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement are contemplated by the Merger Agreement, and Parent has represented to Emmaus in the Merger Agreement that certain of the transactions contemplated by this Agreement will be consummated prior to or contemporaneously with the closing of the Merger;

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to separate the Telemynd Business from Parent (the “Separation”) and, following the Separation, make a distribution on a pro rata basis, to holders on the Record Date of Parent Shares and Other Parent Securities, of all of the outstanding Telemynd Shares owned by Parent (the “Distribution”);

WHEREAS, Telemynd and Parent have prepared, and Telemynd will file with the SEC, the Form 10, which will set forth disclosure concerning Telemynd, the Separation and the Distribution; and

WHEREAS, each of Parent and Telemynd has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Parent and Telemynd following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I.
DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Telemynd Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the Telemynd Group.

“Agent” shall mean the entity duly appointed by Parent to act as distribution agent, transfer agent and registrar for the Telemynd Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 9.03(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

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“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Telemynd Employee, or to any family member, dependent, or beneficiary of any such Telemynd Employee, including cash or deferred arrangement plans, profit sharing plans, post-employment programs, pension plans, thrift plans, supplemental pension plans, welfare plans, stock option, stock purchase, stock appreciation rights, restricted stock, restricted stock units, performance stock units, other equity-based compensation and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, adoption assistance, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, programs or policies or Individual Agreements.

“CEO Negotiation Request” shall have the meaning set forth in Section 9.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Parent” means the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return.

“Delayed Telemynd Asset” shall have the meaning set forth in Section 2.05(b).

“Delayed Telemynd Liability” shall have the meaning set forth in Section 2.05(b).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any proxy statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the Merger, the Separation or the Distribution or the Telemynd Group or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 9.01.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to the applicable Taxing Authority to avoid the incurrence of interest, penalties and/or additions to Tax.

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“Effective Time” shall mean 12:01 a.m., Eastern standard time, on the Distribution Date.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Form 10” shall mean a registration statement on Form 10 to be filed by Telemynd with the SEC to effect the registration of Telemynd Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any U.S. or non-U.S., federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Group” shall mean either the Telemynd Group or the Parent Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Income Tax Return” means any Tax Return on which Income Taxes are reflected or reported.

“Income Taxes” means any net income, net receipts, net profits, excess net profits or similar Taxes based upon, measured by, or calculated with respect to net income.

“Indemnifying Party” shall have the meaning set forth in Section 4.04(a).

“Indemnitee” shall have the meaning set forth in Section 4.04(a).

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“Indemnity Payment” shall have the meaning set forth in Section 4.04(a).

“Individual Agreement” shall mean any individual (a) employment contract, or (b) retention, severance or change in control agreement, in each case as in effect immediately prior to the Effective Time.

“Insurance Proceeds” shall mean those monies: (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States (or any state or other jurisdiction thereof) or of any other foreign or multinational jurisdiction: (a) patents, (b) trademarks, (c) copyrights, (d) any other intellectual property rights arising from or in respect of any Technology or Software, and (e) any claims for damages by reason of past infringement, misappropriation, or other unauthorized use of any of the foregoing, with the right to sue for and collect the same.

“IRS” means the U.S. Internal Revenue Service.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Taxes, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses, costs, damages, penalties and expenses (including reasonable legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Mixed Business Tax Return” means any Tax Return (other than a Parent Consolidated Return), including any consolidated, combined or unitary Tax Return, that reflects or reports Taxes that relate to at least one asset or activity that is part of the Parent Business, on the one hand, and at least one asset or activity that is part of the Telemynd Business, on the other hand.

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“Nasdaq” shall mean the Nasdaq Capital Market.

“Offer Negotiation Request” shall have the meaning set forth in Section 9.01.

“Other Parent Securities” shall mean the other outstanding securities of the Parent described on Schedule 1.2 which are entitled to participate in the distribution of the Telemynd Shares on a pro rata basis together with the holders of Parent Shares as of the Record Date.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Accounts” shall have the meaning set forth in Section 2.08(a).

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Business” shall mean the business of Emmaus to be carried on by Parent after the Effective Time.

“Parent Consolidated Return” means the U.S. federal Income Tax Return filed or required to be filed by Parent as the Common Parent.

“Parent Consolidated Taxes” means any U.S. federal Income Taxes attributable to any Parent Consolidated Return.

“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than Telemynd and any other member of the Telemynd Group).

“Parent Indemnitees” shall have the meaning set forth in Section 4.02.

“Parent Liabilities” shall have the meaning set forth in Section 2.03(b).

“Parent Shares” shall mean shares of Parent common stock, par value $0.001 per share.

“Parent Taxes” means, without duplication, other than Telemynd Taxes: (a) any Parent Consolidated Taxes, (b) any Taxes imposed on Telemynd or any member of the Telemynd Group under Treasury Regulations Section 1.1502-6 (or any similar provision of other Law) as a result of Telemynd or any such member being or having been included as part of a Parent Consolidated Return (or similar consolidated or combined Tax Return under any other provision of Law) on or prior to the Distribution Date, (c) any Taxes of the Parent Group and any former Subsidiary of Parent (excluding any member of the Telemynd Group) for any Pre-Closing Period (including any Straddle Period Taxes allocated to the Pre-Closing Period pursuant to Section 8.06), and (d) for the avoidance of any doubt, any Taxes of Parent or any Affiliate thereof for a Post-Closing Period (including any Straddle Period Taxes allocated to the Post-Closing Period pursuant to Section 8.06).

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“Parent Transaction Taxes” means any Taxes (a) imposed on or by reason of the Separation or the Distribution and (b) payable by reason of the distribution of cash or other property from Parent to Telemynd (in each case including Transfer Taxes imposed on such transactions described in (a) and (b)). For the avoidance of doubt, Parent Transaction Taxes include, without limitation, Taxes payable by reason of deferred intercompany transactions or excess loss accounts triggered by the Distribution and Taxes attributable to any election under Code Section 336 made in connection with the transactions contemplated by this Agreement.

“Parties” or the singular “Party” shall mean the parties or a party to this Agreement.

“Past Practice” means past practices, accounting methods, elections and conventions.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Policies” shall mean insurance policies and insurance contracts of any kind, including but not limited to property, excess and umbrella, commercial general liability, director and officer liability, fiduciary liability, cyber technology professional liability, libel liability, employment practices liability, automobile, aircraft, marine, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, foreign, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits, privileges and obligations thereunder.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning on the day after the Distribution Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Privilege” means any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including without limitation any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials protected by the work product doctrine, as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and work product privileges.

“Record Date” shall mean the close of business on the date to be determined by the Parent Board as the record date for determining holders of Parent Shares and Other Parent Securities entitled to receive Telemynd Shares pursuant to the Distribution.

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“Record Holders” shall mean the holders of record of Parent Shares and holders of Other Parent Securities as of the Record Date.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes by the applicable Taxing Authority; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by (i) the amount of any Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund, (ii) any reasonable out-of-pocket expenses incurred in obtaining such Refund and (iii) any Tax required to be withheld on such payment to the extent required under Section 2.11 (and subject to, for avoidance of doubt, any limitations on such withholding set forth in Section 2.11).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Reserve” shall have the meaning set forth in Section 3.04(c).

“Reserve Shares” shall have the meaning set forth in Section 3.04(c).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Single Business Return” means any Tax Return, including any consolidated, combined or unitary Tax Return, that reflects or reports Tax Items relating only to the Parent Business, on the one hand, or the Telemynd Business, on the other (but not both).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

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“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” means any net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, user, leasing, lease, transfer, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, premium, turnover, personal property (tangible and intangible), real property, escheat, unclaimed or abandoned property, alternative or add-on, windfall or excess profits, environmental (including Section 59A of the Code as in effect for Tax years beginning prior to January 1, 2018), social security, disability, unemployment or other tax or customs duties or amount imposed by (or otherwise payable to) any Taxing Authority, or any interest, any penalties, additions to tax or additional amounts assessed, imposed, or otherwise due or payable under applicable Laws with respect to taxes, in each case, whether disputed or not.

“Tax Group” means the members of a consolidated, combined, unitary or other tax group (determined under applicable U.S., State or foreign Income Tax law) which includes Parent or Telemynd, as the context requires, but for the avoidance of doubt, (i) Parent’s Tax Group does not include any members of the Telemynd Group and (ii) Telemynd’s Tax Group does not include any members of the Parent Group.

“Tax Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article VIII.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Proceeding” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, or filed with, or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

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“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Technology” shall mean all technology, know-how and information, including sales methodologies and processes, training protocols and similar methods and processes, algorithms, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, diagrams, models, formulae, inventions, discoveries, innovations, products, services, ideas, concepts, designs, drawings, methods, network configurations and architectures, processes, confidential or proprietary information, trade secrets, protocols, schematics, specifications, subroutines, techniques, URLs, web sites, works of authorship and other forms of technology, in each case whether or not patentable, copyrightable or otherwise registerable, whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing, including documents, reports, records, instruction manuals, laboratory notebooks, prototypes, samples, surveys, studies and summaries; provided, however, that Technology shall not include any Software.

“Telemynd” shall have the meaning set forth in the Preamble.

“Telemynd Accounts” shall have the meaning set forth in Section 2.08(a).

“Telemynd Assets” shall have the meaning set forth in Section 2.02.

“Telemynd Balance Sheet” shall mean the pro forma combined balance sheet of the Telemynd Business, including any notes and subledgers thereto, as of December 31, 2018.

“Telemynd Business” shall mean the business, operations and activities of Telemynd related to its telebehavioral health and predictive healthcare operations.

“Telemynd Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that Telemynd Contracts shall not include any contract or agreement that is contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement:

(a)          any customer, reseller, distributor or development contract or agreement entered into prior to the Effective Time related to the Telemynd Business;

(b)          any supply or vendor contract or agreement entered into prior to the Effective Time related to the Telemynd Business;

(c)          any joint venture or partnership contract or agreement that relates to the Telemynd Business as of the Effective Time;

(d)          any proprietary information and inventions agreement or similar Intellectual Property assignment or license agreement with any current or former Telemynd Group employee, Parent Group employee, consultant of the Telemynd Group or consultant of the Parent Group, in each case entered into prior to the Effective Time that is related to the Telemynd Business;

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(e)          any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to, or be a contract or agreement in the name of, Telemynd or any member of the Telemynd Group;

(f)           any other contract or agreement related to the Telemynd Business or Telemynd Assets;

(k)          Telemynd Leases; and

(l)           any contracts, agreements or settlements set forth on Schedule 1.3, including the right to recover any amounts under such contracts, agreements, leases or settlements.

“Telemynd Group” shall mean (a) prior to the Effective Time, Telemynd and each Person that will be a Subsidiary of Telemynd as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of Telemynd; and (b) on and after the Effective Time, Telemynd and each Person that is a Subsidiary of Telemynd.

“Telemynd Indemnitees” shall have the meaning set forth in Section 4.03.

“Telemynd Leases” shall mean the leases to real property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon, to which Telemynd or a member of the Telemynd Group is party as of the Effective Time set forth on Schedule 1.04.

“Telemynd Liabilities” shall have the meaning set forth in Section 2.03(a).

“Telemynd Name and Telemynd Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group that (a) use or contain “Telemynd” (including any stylized versions or design elements thereof) or (b) otherwise identify Telemynd as a whole, either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing, either alone or in combination with other words or elements, together with (y) any common law rights in and to any of the foregoing, any registrations or applications for registration of any of the foregoing, any rights in and to any of the foregoing provided by international treaties or conventions, and any reissues, extensions or renewals of any of the foregoing and (z) the goodwill associated with any of the foregoing.

“Telemynd Permits” shall mean all Permits owned or licensed by either Party or any member of its Group primarily used or primarily held for use in the Telemynd Business as of the Effective Time.

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“Telemynd Shares” shall mean shares of Telemynd common stock, par value $0.001 per share.

“Telemynd Taxes” means, without duplication, any and all Liabilities (a) of Parent or any Subsidiary or former Subsidiary of Parent or any of their Affiliates for Taxes resulting from (i) the assets or activities of the Telemynd Business, the Telemynd Assets or the transactions contemplated by this Agreement or (ii) any Permitted Asset Sale or Permitted Parent Reorganization (each as defined in the Merger Agreement) undertaken pursuant to the Merger Agreement, (b) for Taxes of any member of the Telemynd Group for any Pre-Closing Period (including, for the avoidance of doubt, (i) any Straddle Period Taxes allocated to the Pre-Closing Period pursuant to Section 8.06 and (ii) any Taxes resulting from the transactions contemplated by this Agreement), (c) for Taxes of any member of the Telemynd Group resulting from any Permitted Asset Sale or Permitted Parent Reorganization (each as defined in the Merger Agreement) undertaken pursuant to the Merger Agreement, (d) for any Transfer Taxes, (e) for Parent Transaction Taxes and (f) for the avoidance of any doubt, any Taxes of Telemynd or any Affiliate thereof for a Post-Closing Period (including any Straddle Period Taxes allocated to the Post-Closing Period pursuant to Section 8.06); provided, however, that Telemynd Taxes shall not include any Taxes that arise as a result of any actions taken by Parent or any Affiliate of Parent on or after the Closing Date of the Merger, that are outside of the ordinary course, other than, for the avoidance of any doubt, any Taxes of Parent or any Subsidiary or former Subsidiary of Parent or any of their Affiliates or any member of the Telemynd Group or any of their Affiliates arising as a result of the transactions contemplated by this Agreement, including the Section 336(e) Election.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.05(a).

“Transfer Documents” shall have the meaning set forth in Section 2.01(b).

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Separation or the Distribution.

“Transferred Entities” shall mean the entities set forth on Schedule 1.1.

“Unreleased Telemynd Liability” shall have the meaning set forth in Section 2.06(b).

Article II.
THE SEPARATION

Section 2.01         Transfer of Assets and Assumption of Liabilities.

(a)          On or prior to the Effective Time, but in any case prior to the Distribution:

(i)          Transfer and Assignment of Telemynd Assets. Parent shall contribute, assign, transfer, convey and deliver to Telemynd, and Telemynd shall accept from Parent, all of Parent’s direct or indirect right, title and interest in and to all of the Telemynd Assets (it being understood that if any Telemynd Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Telemynd Asset may be assigned, transferred, conveyed and delivered to Telemynd as a result of the transfer of all of the equity interests in such Transferred Entity from Parent to Telemynd);

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(ii)         Acceptance and Assumption of Telemynd Liabilities. Telemynd shall accept, assume and agree faithfully to perform, discharge and fulfill all the Telemynd Liabilities, including Telemynd Liabilities held by Parent, and Telemynd and the applicable members of the Telemynd Group shall be responsible for all Telemynd Liabilities in accordance with their respective terms (it being understood that if any Telemynd Liability is a liability of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Telemynd Liability may be assumed by Telemynd as a result of the transfer of all of the equity interests in such Transferred Entity from Parent to Telemynd). Telemynd shall be responsible for all Telemynd Liabilities, regardless of when or where such Telemynd Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Telemynd Liabilities are asserted or determined (including any Telemynd Liabilities arising out of claims made by Parent’s or Telemynd’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Telemynd Group) or whether asserted or determined prior to the date hereof;

(b)          Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.01(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.01(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.01(a). All of the foregoing documents contemplated by this Section 2.01(b) shall be referred to collectively herein as the “Transfer Documents.” The Transfer Documents shall effect certain of the transactions contemplated by this Agreement and, notwithstanding anything in this Agreement to the contrary, shall not expand or limit any of the obligations, covenants or agreements in this Agreement. It is expressly agreed that in the event of any conflict between the terms of the Transfer Documents and the terms of this Agreement, the terms of this Agreement shall control.

(c)          Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall be liable for or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party shall promptly assume, or cause to be assumed, such Liability and agree to faithfully perform such Liability.

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(d)          Intellectual Property Rights. If and to the extent that, as a matter of Law in any jurisdiction, Parent or the applicable members of its Group cannot assign, transfer or convey any of Parent’s or such Parent Group members’ respective direct or indirect right, title and interest in and to any Technology, Software or Intellectual Property included in the Telemynd Assets, then, to the extent possible, Parent shall, and shall cause the applicable members of its Group to, irrevocably grant to Telemynd an exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

Section 2.02         Telemynd Assets. Subject to Section 2.05, “Telemynd Assets” shall include:

(a)          all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time;

(b)          all Assets of either Party or any members of its Group included or reflected as assets of the Telemynd Group on the Telemynd Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Telemynd Balance Sheet; provided that the amounts set forth on the Telemynd Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Telemynd Assets pursuant to this clause (b);

(c)          all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of Telemynd or members of the Telemynd Group on a pro forma combined balance sheet of the Telemynd Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Telemynd Balance Sheet), it being understood that (y) the Telemynd Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Telemynd Assets pursuant to this clause (c); and (z) the amounts set forth on the Telemynd Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Telemynd Assets pursuant to this clause (iii);

(d)          all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by any provision of this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by Telemynd or any other member of the Telemynd Group;

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(e)          all Telemynd Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(f)           all Telemynd Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(g)          to the extent not already identified in clauses (a) through (f) of this Section 2.02, all Assets of either Party or any of the members of its Group as of the Effective Time that are used or held for use in the Telemynd Business; and

(h)          all rights to the Telemynd Name and Telemynd Marks.

Section 2.03         Telemynd Liabilities; Parent Liabilities.

(a)          Telemynd Liabilities. Subject to Section 2.05, for the purposes of this Agreement, “Telemynd Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i)          all Liabilities included or reflected as liabilities or obligations of Telemynd or the members of the Telemynd Group on the Telemynd Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Telemynd Balance Sheet; provided that the amounts set forth on the Telemynd Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Telemynd Liabilities pursuant to this clause (i);

(ii)         all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Telemynd or the members of the Telemynd Group on a pro forma combined balance sheet of the Telemynd Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Telemynd Balance Sheet ), it being understood that (x) the Telemynd Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Telemynd Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the Telemynd Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Telemynd Liabilities pursuant to this clause (ii);

(iii)        all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Telemynd Business or a Telemynd Asset;

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(iv)        any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Telemynd or any other member of the Telemynd Group, and all agreements, obligations and Liabilities of any member of the Telemynd Group under this Agreement or any of the Ancillary Agreements;

(v)         any and all Liabilities relating to, arising out of or resulting from the Telemynd Contracts, or the Telemynd Permits;

(vi)        any and all MYnd California Taxes; and

(vii)       all Liabilities arising out of claims made by any Third Party (including Parent’s or Telemynd’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the Telemynd Group to the extent relating to, arising out of or resulting from the Telemynd Business or the Telemynd Assets or the other business, operations, activities or Liabilities referred to in clauses (i) through (vi) above;

(b)          Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i)          all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Parent Group and, prior to the Effective Time, any member of the Telemynd Group, in each case, to the extent that such Liabilities are not Telemynd Liabilities;

(ii)         all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Parent or any other member of the Parent Group, and all agreements, obligations and Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements;

(iii)        all Liabilities arising out of claims made by any Third Party (including Parent’s or Telemynd’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the Telemynd Group to the extent relating to, arising out of or resulting from the Parent Business or the Parent Group’s assets or the other business, operations, activities or Liabilities referred to in clauses (i) through (ii) above, in each case, to the extent that such Liabilities are not Telemynd Liabilities; and

(iv)        any and all Parent Taxes.

Section 2.04         Approvals and Notifications for Telemynd Assets. To the extent that the transfer or assignment of any Telemynd Asset, the assumption of any Telemynd Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and Telemynd, neither Parent nor Telemynd shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

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Section 2.05          Delayed Telemynd Transfers.

(a)          Delayed Telemynd Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Telemynd Group of any Telemynd Asset or assumption by the Telemynd Group of any Telemynd Liability in connection with the Separation or the Distribution would (i) be a violation of applicable Law or regulation, (b) require any Approvals or Notifications that have not been obtained or made by the Effective Time or (c) be, as determined by Telemynd in its sole consent prior to the Effective Time to be detrimental to the Separation or the Distribution or to the Telemynd Group, then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Telemynd Group of such Telemynd Assets or the assumption by the Telemynd Group of such Telemynd Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Telemynd Assets or Telemynd Liabilities shall continue to constitute Telemynd Assets and Telemynd Liabilities for all other purposes of this Agreement.

(b)          Treatment of Delayed Telemynd Assets and Delayed Telemynd Liabilities. If any transfer or assignment of any Telemynd Asset (or a portion thereof) or any assumption of any Telemynd Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.04 or for any other reason (any such Telemynd Asset (or a portion thereof), a “Delayed Telemynd Asset” and any such Telemynd Liability (or a portion thereof), a “Delayed Telemynd Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed Telemynd Asset or such Delayed Telemynd Liability, as the case may be, shall thereafter hold such Delayed Telemynd Asset or Delayed Telemynd Liability for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the Telemynd Group entitled thereto (at the expense of the member of the Telemynd Group entitled thereto). In addition, the member of the Parent Group retaining such Delayed Telemynd Asset or such Delayed Telemynd Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Telemynd Asset or Delayed Telemynd Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Telemynd Group to whom such Delayed Telemynd Asset is to be transferred or assigned, or which will assume such Delayed Telemynd Liability, as the case may be, in order to place such member of the Telemynd Group in a substantially similar position as if such Delayed Telemynd Asset or Delayed Telemynd Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Telemynd Asset or Delayed Telemynd Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Telemynd Asset or Delayed Telemynd Liability, as the case may be, and all costs, Taxes and expenses related thereto, shall inure from and after the Effective Time to the Telemynd Group.

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(c)          Transfer of Delayed Telemynd Assets and Delayed Telemynd Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Telemynd Asset or the deferral of assumption of any Delayed Telemynd Liability pursuant to Section 2.05(a), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Telemynd Asset or the assumption of any Delayed Telemynd Liability have been removed, the transfer or assignment of the applicable Delayed Telemynd Asset or the assumption of the applicable Delayed Telemynd Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(d)          Costs for Delayed Telemynd Assets and Delayed Telemynd Liabilities. Except as otherwise agreed in writing between the Parties, any member of the Parent Group retaining a Delayed Telemynd Asset or Delayed Telemynd Liability due to the deferral of the transfer or assignment of such Delayed Telemynd Asset or the deferral of the assumption of such Delayed Telemynd Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any more than $250,000 in the aggregate, unless the necessary funds in excess of $250,000 are advanced (or otherwise made available) by Telemynd, other than reasonable out-of-pocket expenses, reasonable attorneys’ fees and recording or similar fees, all of which and any Taxes imposed on any member of the Parent Group solely as a result of retaining a Delayed Telemynd Asset or Delayed Telemynd Liability shall be promptly reimbursed by Telemynd or the member of the Telemynd Group entitled to such Delayed Telemynd Asset or Delayed Telemynd Liability.

(e)          Decisions Regarding Delayed Telemynd Assets and Delayed Telemynd Liabilities.

(i)          For so long as Parent continues to own any Delayed Telemynd Asset or Delayed Telemynd Liability, Parent shall take all action required to nominate to its board of directors one Person nominated by Telemynd (the “Telemynd Director”).

(ii)         Until the first anniversary of the Distribution Date, any and all decisions with respect to any transfer, sale or other disposition of any Delayed Telemynd Asset or Delayed Telemynd Liability shall be made only with the consent of the Telemynd Director. During such year, Parent shall use its commercially reasonable efforts to maintain the value of the Delayed Telemynd Assets.

(iii)        If any Delayed Telemynd Asset or Delayed Telemynd Liability is sold or transferred to a Third Party on or before the first anniversary of the Distribution Date, subject to Section 2.05(d), any and all net proceeds (in cash or otherwise) from such sale or transfer shall be promptly, and in any case within three (3) business days, be paid or transferred to Telemynd, net of without duplication (i) the amount of any Taxes imposed on, related to, or attributable to, the receipt or accrual of such proceeds, (ii) any reasonable out-of-pocket expenses incurred in obtaining such proceeds and (iii) any Tax required to be withheld on such payment or transfer to the extent required under Section 2.11 (and subject to, for the avoidance of doubt, any limitations on such withholding set forth in Section 2.11).

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Section 2.06         Assignment and Novation of Telemynd Liabilities.

(a)          Each of Parent and Telemynd, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Telemynd Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to any such arrangements, so that, in any such case, the members of the Telemynd Group shall be solely responsible for such Telemynd Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor Telemynd shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b)          If Parent or Telemynd is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Telemynd Liability”), Telemynd shall, to the extent not prohibited by Law, indemnify or guarantee fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased Telemynd Liabilities from and after the Effective Time. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Telemynd Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and Telemynd or the applicable Telemynd Group member shall assume, such Unreleased Telemynd Liabilities without exchange of further consideration.

(c)          Release of Guarantees. On or prior to the Effective Time or as soon as practicable thereafter, each of Parent and Telemynd shall, with the reasonable cooperation of such other Party and the applicable members of such other Party’s Group, use commercially reasonable efforts to have any members of the Parent Group removed as guarantor of or obligor for any Telemynd Liability, other than any Telemynd Liability set forth on Schedule 2.06(c). If Parent or Telemynd is unable to obtain, or to cause to be obtained, any such required removal or release, (i) the Party or the relevant member of its Group that is responsible pursuant to this Agreement for the Liability associated with such guarantee shall indemnify, defend and hold harmless the guarantor or obligor, as applicable, against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and Telemynd, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

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Section 2.07         Termination of Agreements.

(a)          Except for this Agreement, Telemynd and each member of the Telemynd Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Telemynd and/or any member of the Telemynd Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)          All of the intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the Telemynd Group, on the other hand, outstanding as of the Effective Time, shall be repaid or settled following the Effective Time in the ordinary course of business or, if otherwise mutually agreed prior to the Effective Time by duly authorized representatives of Parent and Telemynd, cancelled.

Section 2.08          Bank Accounts; Cash Balances; Cash Transfers.

(a)          Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Telemynd or any other member of the Telemynd Group (collectively, the “Telemynd Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such Telemynd Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any Parent Account or Telemynd Account, respectively, is de-linked from such Parent Account or Telemynd Account, respectively.

(b)          It is intended that, following consummation of the actions contemplated by Section 2.09(a), there will be in place a cash management process pursuant to which the Telemynd Accounts will be managed and funds collected will be transferred into one or more accounts maintained by Telemynd or a member of the Telemynd Group.

(c)          It is intended that, following consummation of the actions contemplated by Section 2.09(a), there will continue to be in place a cash management process pursuant to which the Parent Accounts will be managed and funds collected will be transferred into one or more accounts maintained by Parent or a member of the Parent Group.

(d)          With respect to any outstanding checks issued or payments initiated by Parent, Telemynd, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

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(e)          As between Parent and Telemynd (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement net of (i) the amount of any Taxes imposed on, related to, or attributable to, the receipt or accrual of such payment or reimbursement, (ii) any reasonable out-of-pocket expenses incurred in obtaining such payment or reimbursement and (iii) any Tax required to be withheld on such payment to the extent required under Section 2.11 (and subject to, for avoidance of doubt, any limitations on such withholding set forth in Section 2.11).

(f)           Cash Transfer at the Effective Time. At the Effective Time, Parent shall contribute from Parent’s cash to Telemynd a cash payment in an amount to be determined by Parent and Telemynd prior to the Effective Time. Such amount shall not exceed Parent’s cash balance prior to the Effective Time.

(g)          Post-Closing Cash Transfers. After the Effective Time, Parent shall make additional cash payments to Telemynd, not to exceed $2,500,000 in the aggregate, from all cash received by Parent as a result of the exercise of any warrants or stock options of Parent that were in effect prior to the Effective Time, to the extent that the proceeds from such warrant and option exercises exceeds $500,000, and less all such proceeds, if any, theretofore transferred or paid by Parent to Telemynd pursuant to this Agreement after the Effective Time.

(h)          Certain Required Issuances of Parent Shares to Telemynd After Closing. If Parent (or any member of the Parent Group) converts any Company Indebtedness (as defined in the Merger Agreement) into equity during the six (6) month period after the closing of the Merger, Parent will issue to Telemynd a number of shares of the same class of stock issued in connection with such conversion equal to 5.9% of the total number of shares issued in such debt conversion which are in excess of the number of shares already included in the calculation of the Exchange Ratio (as defined in the Merger Agreement). In addition, if any exchange ratio applicable to any Company Warrants, Company Convertible Notes or Company Debentures (each as defined in the Merger Agreement) is reduced during the six (6) month period after the closing of the Merger for any reason, Parent will issue to Telemynd a number of shares of Parent common stock equal to 5.9% of the total number of shares that may be issued upon conversion of any Company Warrants, Company Convertible Notes or Company Debentures (each as defined in the Merger Agreement) which are in excess of the number of shares already included in the calculation of the Exchange Ratio (as defined in the Merger Agreement).

Section 2.09         Ancillary Agreements. Effective on or prior to the Effective Time, each of Parent and Telemynd will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

Section 2.10         Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND TELEMYND (ON BEHALF OF ITSELF AND EACH MEMBER OF THE TELEMYND GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH (INCLUDING WITHOUT LIMITATION GOVERNMENTAL APPROVALS OR PERMITS OF ANY KIND), AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

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Section 2.11         Withholding. Each member of the Parent Group shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder; provided that the Parties shall cooperate and undertake commercially reasonable efforts to minimize or avoid withholding, and the applicable withholding agent shall use best efforts to provide written notice (to the applicable Party) of any intention to withhold (other than any such withholding that is imposed on consideration that is properly treated as compensation for applicable income, employment and/or payroll Tax purposes) at least five (5) business days before the making of such payment. To the extent that amounts are so withheld, such withheld amounts (i) subject to (ii), shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and (ii) shall be remitted by the applicable withholding agent to the applicable Governmental Authority.

Article III.
THE DISTRIBUTION

Section 3.01          Sole and Absolute Discretion; Cooperation.

(a)          Parent shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Parent may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Parent’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

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(b)          Telemynd shall cooperate with Parent to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of Telemynd Shares on the Form 10. Parent shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent. Telemynd and Parent, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

Section 3.02         Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)          Notice to Nasdaq. Parent shall, to the extent possible, give Nasdaq not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)          Telemynd Directors and Officers. On or prior to the Distribution Date, Parent and Telemynd shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of Telemynd shall be those set forth in the Form 10, unless otherwise agreed by the Parties; and (ii) Telemynd shall have such other officers as Telemynd shall appoint.

(c)          Quotation or Listing of the Telemynd Shares. Telemynd shall prepare and file, and shall use its reasonable best efforts to have approved, an application for (i) listing of the Telemynd Shares to be distributed in the Distribution on NASDAQ, subject to official notice of distribution; or (ii) the quotation of the Telemynd Shares to be distributed in the Distribution on the OTCQB Venture Market of the OTC Markets Group, Inc., subject to official notice of distribution.

(d)          Securities Law Matters. Telemynd shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws.

(e)          Parent Cooperation. Parent and Telemynd shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Parent and Telemynd will prepare, and Telemynd will, to the extent required under applicable Law, file with the SEC, any such documentation and any requisite no-action letters which Parent determines are necessary or desirable to effectuate the Distribution, and Parent and Telemynd shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and Telemynd shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

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(f)          The Distribution Agent. Parent shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(g)          Stock-Based Employee Benefit Plans. Parent and Telemynd shall take all actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of Parent Shares) and Telemynd (in respect of Telemynd Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

Section 3.03          Conditions to the Distribution.

(a)          The consummation of the Distribution will be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:

(i)          The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii)         An independent appraisal firm acceptable to Parent shall have delivered one or more opinions to the Parent Board confirming the solvency and financial viability of Parent prior to the Distribution and of Parent and Telemynd after consummation of the Distribution, and such opinions shall be acceptable to Parent in form and substance in Parent’s sole discretion and such opinions shall not have been withdrawn or rescinded;

(iii)        The transfer of the Telemynd Assets (other than any Delayed Telemynd Asset) and Telemynd Liabilities (other than any Delayed Telemynd Liability) contemplated to be transferred from Parent to Telemynd on or prior to the Distribution shall have occurred as contemplated by Section 2.01.

(iv)        The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(v)         No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

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(vi)        No other events or developments shall exist or shall have occurred that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(vii)       Parent shall have received from each Record Holder a true, correct and complete IRS Form W-9 or applicable IRS Form W-8, duly executed by such Record Holder on the Distribution Date.

(b)          The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.03(a) shall be conclusive and binding on the Parties. If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

Section 3.04         The Distribution.

(a)          Subject to Section 3.03, on or prior to the Effective Time, Telemynd will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding Telemynd Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Parent Shares to instruct the Agent to distribute at the Effective Time the appropriate number of Telemynd Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. Telemynd will not issue paper stock certificates in respect of the Telemynd Shares. The Distribution shall be effective at the Effective Time.

(b)          Subject to Sections 3.03, 3.04(c) and 3.04(d), each Record Holder will be entitled to receive in the Distribution one Telemynd Share for a number of Parent Share to be determined by Parent and held by such Record Holder on the Record Date or issuable to such Record Holder upon complete conversion or exercise of the Other Parent Securities, as applicable.

(c)          Telemynd shall establish a reserve of Telemynd Shares (the “Reserve” and the Telemynd Shares held in the Reserve the “Reserve Shares”) that shall be retained in treasury by Telemynd for distribution to those holders of Other Parent Securities (i) who are prevented by contractual restrictions, including beneficial ownership limitations, from taking possession of Telemynd Shares in the Distribution or (ii) who hold a warrant issued by the Parent giving the holder a contractual right to receive Telemynd Shares issued in the Distribution if and when such warrant is exercised. As and when the contractual restrictions are no longer applicable or the warrants are exercised, Telemynd shall instruct the Agent to distribute from the Reserve the Reserve Shares to any such holder of Other Parent Securities entitled to then receive the Reserve Shares.

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(d)          No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of Telemynd. In lieu of any such fractional shares, Parent will round up fractional shares that recipients of Telemynd Shares will otherwise be entitled to receive.

(e)          Until the Telemynd Shares are duly transferred in accordance with this Section 3.04 and applicable Law, from and after the Effective Time, Telemynd will regard the Persons entitled to receive such Telemynd Shares as record holders of Telemynd Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Telemynd agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the Telemynd Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the Telemynd Shares then held by such holder.

Article IV.
RELEASE; INDEMNIFICATION

Section 4.01         Parent Release of Telemynd. Effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Telemynd and the members of the Telemynd Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Telemynd Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Parent Liabilities, (B) all Liabilities (other than Telemynd Taxes) arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities (other than Telemynd Taxes) arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Parent Business, the Parent Group’s assets or the Parent Liabilities but excluding any Liabilities resulting from actions by any member of the Telemynd Group that are the result of intentional misconduct, wrongdoing, fraud or misrepresentation by such member of the Telemynd Group.

Section 4.02         Indemnification by Telemynd. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Telemynd shall, and shall cause the other members of the Telemynd Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees (including for their own contributory negligence) relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication); provided, however, that Telemynd shall have no obligation to indemnify any of the Parent Indemnitees with respect to any matter to the extent that such party has engaged in any intentional misconduct, wrongdoing, fraud or misrepresentation:

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(a)          any Telemynd Liability and Delayed Telemynd Liability;

(b)          any failure of Telemynd, any other member of the Telemynd Group or any other Person to pay, perform or otherwise promptly discharge any Telemynd Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)          any breach by Telemynd or any other member of the Telemynd Group of this Agreement or any of the Ancillary Agreements;

(d)          except to the extent it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Telemynd Group by any member of the Parent Group that survives following the Distribution; and

(e)          any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10 (as amended or supplemented if Telemynd shall have furnished any amendments or supplements thereto) or any other Disclosure Document.

Section 4.03         Indemnification by Parent. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless Telemynd, each member of the Telemynd Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Telemynd Indemnitees”), from and against any and all Liabilities of the Telemynd Indemnitees (including for their own contributory negligence) relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication); provided, however, that Parent shall have no obligation to indemnify any of the Telemynd Indemnitees with respect to any matter to the extent that such party has engaged in any intentional misconduct, wrongdoing, fraud or misrepresentation:

(a)          any Parent Liability;

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(b)          any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)          any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements; and

(d)          except to the extent it relates to a Telemynd Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the Telemynd Group that survives following the Distribution.

Section 4.04          Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)          The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)          The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including reasonable attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

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Section 4.05          Procedures for Indemnification of Third-Party Claims.

(a)          Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the Telemynd Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.02 or Section 4.03, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.05(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.05(a).

(b)          Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party-Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.05(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.05(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

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(c)          Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)          Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.05(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.07 and 6.08, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)          No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

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Section 4.06          Additional Matters.

(a)          Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within forty-five (45) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)          Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.06(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)          Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)          Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

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Section 4.07         Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Telemynd Liabilities by Telemynd or a member of the Telemynd Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

Section 4.08         Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 4.09         Survival of Indemnities. The rights and obligations of each of Parent and Telemynd and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

Article V.
CERTAIN OTHER MATTERS

Section 5.01          Insurance Matters.

(a)          Parent and Telemynd agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have Liability or obligation whatsoever to any member of the Telemynd Group in the event that any insurance policy or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Telemynd Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b)          From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the Telemynd Group prior to the Effective Time, Parent will pursue claims, at Telemynd’s sole cost and expense on behalf of Telemynd (with Telemynd entitled to all Insurance Proceeds resulting from or arising out of any such claims) under Parent’s Policies in place immediately prior to the Effective Time (and any extended reporting periods for claims made Policies) and Parent’s historical Policies, but solely to the extent that such Policies provided coverage for members of the Telemynd Group or the Telemynd Business prior to the Effective Time; provided that such right to require Parent to make claims on behalf of Telemynd under such Policies shall be subject to the terms, conditions and exclusions of such Policies, including but not limited to any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

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(i)          Telemynd shall provide written notification to Parent of any request for Parent to pursue a claim on behalf Telemynd pursuant to this Section 5.01(b), and Parent shall use commercially reasonable efforts to pursue such claim, at Telemynd’s sole cost and expense, as promptly as is reasonably practicable;

(ii)         Telemynd and the members of the Telemynd Group shall indemnify, hold harmless and reimburse Parent and the members of the Parent Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by Parent or any members of the Parent Group to the extent resulting from any pursuit of claims on behalf of Telemynd or any other members of the Telemynd Group under any insurance provided pursuant to this Section 5.01(b), whether such claims are pursued on behalf of Telemynd, its employees or third Persons; and

(iii)        Telemynd shall exclusively bear (and neither Parent nor any members of the Parent Group shall have any obligation to repay or reimburse Telemynd or any member of the Telemynd Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims pursued on behalf of Telemynd or any member of the Telemynd Group under the Policies as provided for in this Section 5.01(b).

In the event that any member of the Parent Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the Parent Group is entitled to coverage under Telemynd’s third-party Policies, the same process pursuant to this Section 5.01(b) shall apply, substituting “Parent” for “Telemynd” and “Telemynd” for “Parent”, including for purposes of the first sentence of Section 5.01(e).

(c)          Except as provided in Section 5.01(b), from and after the Effective Time, neither Telemynd nor any member of the Telemynd Group shall have any rights to or under any of the Policies of Parent or any other member of the Parent Group. At the Effective Time, Telemynd shall have in effect all insurance programs required to comply with Telemynd’s contractual obligations and such other Policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to Telemynd’s.

(d)          In connection with Parent’s pursuit of a claim on behalf of Telemynd or a member of the Telemynd Group under any insurance policy of Parent or any member of the Parent Group pursuant to this Section 5.01, Parent shall not be required to take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between Parent or any member of the Parent Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Parent or any member of the Parent Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Parent or any member of the Parent Group under the applicable insurance policy.

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(e)          All payments and reimbursements by Telemynd pursuant to this Section 5.01 will be made within forty-five (45) days after Telemynd’s receipt of an invoice therefor from Parent. Parent shall retain the exclusive right to control its Policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Policies and programs and to amend, modify or waive any rights under any such Policies and programs, notwithstanding whether any such Policies or programs apply to any Telemynd Liabilities and/or claims Telemynd has made or could make in the future, and no member of the Telemynd Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Parent’s insurers with respect to any of Parent’s Policies and programs, or amend, modify or waive any rights under any such Policies and programs. Telemynd shall cooperate with Parent and share such information as is reasonably necessary in order to permit Parent to manage and conduct its insurance matters as Parent deems appropriate. Neither Parent nor any member of the Parent Group shall have any obligation to secure extended reporting for any claims under any Policies of Parent or any member of the Parent Group for any acts or omissions by any member of the Telemynd Group incurred prior to the Effective Time. For the avoidance of doubt, each Party and any member of its applicable Group has the sole right to settle or otherwise resolve third party claims made against it or any member of its applicable Group covered under an applicable insurance Policy.

(f)           This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group in respect of any insurance policy or any other contract or policy of insurance.

(g)          Telemynd does hereby, for itself and each other member of the Telemynd Group, agree that no member of the Parent Group shall have any Liability whatsoever as a result of the Policies and practices of Parent and the members of the Parent Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

Section 5.02         Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty-five (45) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to 7.5%, provided that notice of any such late payment has been provided and the other Party has been provided fifteen (15) days to cure any such late payment.

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Section 5.03         Inducement. Telemynd acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by Telemynd’s covenants and agreements in this Agreement and the Ancillary Agreements, including Telemynd’s assumption of the Telemynd Liabilities pursuant to the Separation and the provisions of this Agreement and Telemynd’s covenants and agreements contained in Article IV.

Section 5.04         Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Article VI.
EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 6.01          Agreement for Exchange of Information.

(a)          Subject to Section 6.09 and any other applicable confidentiality obligations, each of Parent and Telemynd, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor is received by such Party, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party requests to the extent that (i) such information relates to the Telemynd Business, or any Telemynd Asset or Telemynd Liability, if Telemynd is the requesting Party, or to the Parent Business, or any Parent Group asset or Parent Liability, if Parent is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.01 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.01 shall expand the obligations of a Party under Section 6.04.

(b)          Without limiting the generality of the foregoing, until September 30, 2019 (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for such fiscal year), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

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Section 6.02         Ownership of Information. The provision of any information pursuant to Section 6.01 or Section 6.07 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

Section 6.03         Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

Section 6.04          Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Effective Time in accordance with their respective policies regarding retention of records; provided, however, that in the case of any information relating to Taxes, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

Section 6.05         Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.04.

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Section 6.06          Other Agreements Providing for Exchange of Information.

(a)          The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, destruction or confidential treatment of information set forth in any Ancillary Agreement.

(b)          Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

Section 6.07          Production of Witnesses; Records; Cooperation.

(a)          After the Effective Time, except in the case of a Dispute between Parent and Telemynd, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)          If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)          Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)          Without limiting any provision of this Section 6.07, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

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(e)          The obligation of the Parties to provide witnesses pursuant to this Section 6.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.07(a)).

Section 6.08          Privileged Matters.

(a)          The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the Telemynd Group, and that each of the members of the Parent Group and the Telemynd Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Parent Group or the Telemynd Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Effective Time that are necessary for such other Party to perform such services.

(b)          The Parties agree as follows:

(i)          Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the Telemynd Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the Telemynd Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the Telemynd Group;

(ii)         Telemynd shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Telemynd Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the Telemynd Group or any member of the Parent Group. Telemynd shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Telemynd Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Telemynd Group or any member of the Parent Group; and

(iii)        if the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Parent Business, solely to the Telemynd Business, or to both the Parent Business and the Telemynd Business.

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(c)          Subject to the remaining provisions of this Section 6.08, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.08(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)          If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)          In the event of any Dispute between Parent and Telemynd, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.08(c); provided that the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.

(f)           Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.08 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)          Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Parent and Telemynd set forth in this Section 6.08 and in Section 6.09 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, is not intended to be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

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(h)          In connection with any matter contemplated by Section 6.07 or this Section 6.08, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

Section 6.09         Confidentiality.

(a)          Confidentiality. Subject to Section 6.10, from and after the Effective Time each of Parent and Telemynd, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses (giving effect to the Separation and Distribution) that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)          No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.09(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

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(c)          Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally-protected personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally-protected personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand. With respect to legally-protected personal information received from consumers before the Effective Time, each Party agrees that it will not use data in a manner that is materially inconsistent with promises made at the time the data was collected unless it first obtains affirmative express consent from the relevant consumer.

(d)          Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

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Article VII.
EMPLOYEE PROVISIONS

Section 7.01         Assignment and Transfer of Employees. Effective as of no later than the Effective Time and except as otherwise agreed by the Parties, the Parties shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the Telemynd Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the Parent human resources department or otherwise taken in accordance with applicable Law) (collectively, the “Telemynd Employees”) is employed by a member of the Telemynd Group as of immediately after the Effective Time. Each of the Parties agrees to execute, and to seek to have the applicable Telemynd Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

Section 7.02         At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Telemynd Group to (a) continue the employment of any Telemynd Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (b) change the employment status of any Telemynd Employee from “at-will,” to the extent that such Telemynd Employee is an “at-will” employee under applicable Law.

Section 7.03         Severance. The Parties acknowledge and agree that, except as required by applicable Law, the Separation, Distribution and the assignment, transfer or continuation of the employment of Telemynd Employees as contemplated by this Article VII shall not be deemed an involuntary termination of employment entitling any Telemynd Employee to severance payments or benefits.

Section 7.04         Director Compensation. Subject to the terms of the Merger Agreement, Parent shall be responsible for the payment of any fees for service on the Parent Board that are earned at, before, or after the Effective Time, and Telemynd shall not have any responsibility for any such payments.

Section 7.05         Adoption and Transfer and Assumption of Benefit Plans.

(a)          Adoption by Parent of Benefit Plans. As of no later than the Effective Time or as soon thereafter as is practicable, Telemynd shall adopt Benefit Plans (and related trusts, if applicable) as contemplated by, and in accordance with, the terms of this Agreement.

(b)          Information and Operation. Parent shall use its commercially reasonable efforts to provide Telemynd with information describing each Benefit Plan election made by a Telemynd Employee that may have application to such Party’s Benefit Plans from and after the Effective Time, and each Party shall use its commercially reasonable efforts to administer its Benefit Plans using those elections. Each Party shall, upon reasonable request, use its commercially reasonable efforts to provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

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Section 7.06         Individual Agreements. To the extent necessary, Parent shall assign, or cause an applicable member of the Parent Group to assign, to Telemynd or another member of the Telemynd Group, as designated by Telemynd, all Individual Agreements with Telemynd Employees, with such assignment to be effective as of no later than the Effective Time; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Effective Time, each member of the Telemynd Group shall be considered to be a successor to each member of the Parent Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the Telemynd Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Telemynd Group.

Section 7.07         Information Sharing and Access.

(a)          Sharing of Information. Subject to any limitations imposed by applicable Law, each of Parent and Telemynd (acting directly or through members of the Parent Group or the Telemynd Group, respectively) shall provide to the other Party and its authorized agents and vendors all information necessary (including information for purposes of determining benefit eligibility, participation, vesting, calculation of benefits) on a timely basis under the circumstances for the Party to perform its duties under this Agreement. Such information shall include information relating to equity awards under stock plans. To the extent that such information is maintained by a third-party vendor, each Party shall use its commercially reasonable efforts to require the third-party vendor to provide the necessary information and assist in resolving discrepancies or obtaining missing data.

(b)          Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, Parent shall transfer to Telemynd any and all employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to Telemynd Employees and other records reasonably required by Telemynd to enable Telemynd properly to carry out its obligations under this Agreement. Such transfer of records generally shall occur as soon as administratively practicable at or after the Effective Time. Each Party shall permit the other Party reasonable access to its Telemynd Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

Article VIII.
TAXES

Section 8.01         Parent Consolidated Returns. Parent shall prepare and file or cause to be prepared and filed all Parent Consolidated Returns for a Pre-Closing Period or a Straddle Period, and shall pay all Taxes shown to be due and payable on such Tax Returns. Telemynd shall elect and join, and will cause its respective Subsidiaries and Affiliates to join, in filing any Parent Consolidated Returns that Telemynd is joining consistent with Past Practice or that Parent and Telemynd determine in good faith are required to be filed or for which Telemynd and Parent mutually elect to do so. Telemynd shall pay to Parent any Telemynd Taxes shown as due and payable on any Parent Consolidated Return prepared and filed pursuant to this Section 8.01. For the avoidance of doubt any Taxes for a Straddle Period shall be allocated to the Pre-Closing Period and the Post-Closing Period as set forth in Section 8.06.

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Section 8.02          Mixed Business Tax Returns.

(a)          Subject to Section 8.02(b), Parent shall prepare (or cause a member of the Parent Group to prepare) and Parent, a member of the Parent Group or Telemynd or another member of the Telemynd Group shall timely file (or cause to be timely filed) any Mixed Business Tax Returns for a Pre-Closing Period (including a Straddle Period) and Parent shall pay, or cause such member of the Parent Group to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Telemynd shall reimburse Parent for any Telemynd Taxes (including any Taxes for a Straddle Period as determined under Section 8.06).

(b)          Telemynd shall prepare and file (or cause a member of the Telemynd Group to prepare and file) any Mixed Business Tax Returns for a Pre-Closing Period (including a Straddle Period) required to be filed by Telemynd or a member of the Telemynd Group after the Distribution Date, and Telemynd shall pay, or cause such member of the Telemynd Group to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Parent shall reimburse Telemynd for any Parent Taxes (including any Taxes for a Straddle Period as determined under Section 8.06).

Section 8.03          Single Business Returns.

(a)          Parent shall prepare and file (or cause a member of the Parent Group to prepare and file) any Single Business Returns for a Pre-Closing Period (including a Straddle Period) required to be filed by Parent or a member of the Parent Group and shall pay, or cause such member of the Parent Group to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Telemynd shall reimburse Parent for any Telemynd Taxes (including any Taxes for a Straddle Period as determined under Section 8.06).

(b)          Telemynd shall prepare and file (or cause a member of the Telemynd Group to prepare and file) any Single Business Returns for a Pre-Closing Period (including a Straddle Period) required to be filed by Telemynd or a member of the Telemynd Group and shall pay, or cause such member of the Telemynd Group to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Parent shall reimburse Telemynd for any Parent Taxes (including any Taxes for a Straddle Period as determined under Section 8.06).

Section 8.04          Procedures relating to Tax Returns other than Single Business Returns.

(a)          Parent Consolidated Returns. With respect to all Parent Consolidated Returns for the taxable year which includes the Distribution Date, Parent shall use the closing of the books method under Treasury Regulation Section 1.1502-76 (including adopting the “end of the day rule” described therein). To the extent that the positions taken on any Parent Consolidated Return would reasonably be expected to materially adversely affect the Tax position of Telemynd or a member of the Telemynd Group for any period after the Distribution Date, Parent shall prepare the portions of such Tax Return in a manner that is consistent with Past Practice unless otherwise required by applicable Law or agreed to in writing by the Parties, and shall provide a draft of such portion of such Tax Return to Telemynd for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent Parent from timely filing any such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, Parent shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.16. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by Parent and Parent agrees to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

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(b)          Mixed Business Tax Returns. To the extent that the positions taken on any Mixed Business Tax Return would reasonably be expected to materially adversely affect the Tax position of the party other than the party that is required to prepare and file any such Tax Return pursuant to Section 8.02 (the “Reviewing Party”) in any Post-Closing Period, the party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party in a manner that is consistent with Past Practice unless otherwise required by applicable Law or agreed to in writing by the Parties, and shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, the Preparing Party shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.16. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by the Preparing Party and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section 8.05         Amended Returns. Except as provided in Section 8.04 to reflect the resolution of any dispute by the Accounting Firm pursuant to Section 8.16, (a) except with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), Telemynd shall not, and shall not permit any member of the Telemynd Group to, amend any Tax Return of Telemynd or any member of the Telemynd Group for any Pre-Closing Period (including any Straddle Period) to the extent such amendment could reasonably be expected to result in an indemnification obligation on the part of Parent pursuant to Section 8.10 or otherwise increase the Taxes of any member of the Parent Group and (b) except with the prior written consent of Telemynd (such consent not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not permit any member of the Parent Group to, amend any Tax Return for any Pre-Closing Period (including any Straddle Period) to the extent such amendment could reasonably be expected to result in an indemnification obligation on the part of Telemynd pursuant to Section 8.10 or otherwise increase the Taxes of any member of the Telemynd Group.

Section 8.06         Straddle Period Tax Allocation. Parent and Telemynd shall take all actions necessary or appropriate to close the taxable year of Telemynd and each member of the Telemynd Group for all Tax purposes as of the close of the Distribution Date to the extent permissible or required under applicable Law. If applicable Law does not require or permit Telemynd or a member of the Telemynd Group, as the case may be, to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of Telemynd or such member of the Telemynd Group as of the close of the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property and similar periodic Taxes shall be apportioned on a per diem basis.

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Section 8.07         Timing of Payments. All Taxes required to be paid or caused to be paid pursuant to this Article VIII by either Parent or a member of the Parent Group or Telemynd or a member of the Telemynd Group, as the case may be, to an applicable Taxing Authority or reimbursed by Parent or Telemynd to the other Party pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a reimbursement to the other Party, be paid at least five (5) business days before the Due Date for the payment of such Taxes by the other Party; provided that the Party seeking reimbursement shall furnish such other Party reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such reimbursement obligation at least twenty (20) days before such Due Date.

Section 8.08         Expenses. Except as expressly provided in Section 8.09(b) and Section 8.16, each Party shall bear its own expenses incurred in connection with this Article VIII.

Section 8.09          Distribution Tax Reporting.

(a)          The Parties shall cause the Distribution to be reported to holders of Parent Shares in accordance with applicable Law. The Parties shall not take any position on any U.S. federal or state income tax return or take any other U.S. tax reporting position that is inconsistent with the treatment of the Distribution as a distribution to which Section 301 of the Code applies, except as otherwise required by applicable Law or a “determination” as defined in Code Section 1313.

(b)          Section 336(e) Election. Pursuant to Treasury Regulation Section 1.336-2(h)(1), if requested by Telemynd in its sole discretion, Parent shall make a timely election under Section 336(e) of the Code and the Treasury Regulations issued thereunder for Telemynd respect to the Distribution (a “Section 336(e) Election”). If so elected by Telemynd, Parent shall cooperate with Telemynd in making the Section 336(e) Election, including filing any statements, amending any Tax Returns or taking such other action reasonably necessary to carry out the Section 336(e) Election; provided that Parent shall not be required to take any action requested by Telemynd in furtherance of this Section 8.09(b) that Parent reasonably and in good faith determines to be materially adverse to Parent or any other member of the Parent Group. For the avoidance of doubt, this Agreement is intended to constitute a written, binding agreement by Parent and Telemynd to make such Section 336(e) Election within the meaning of Treasury Regulation Section 1.336-2(h)(1)(i) if Telemynd determines that such election shall be made. In such event, within sixty (60) days after the Distribution Date, Telemynd shall provide Parent with a proposed determination of the “aggregate deemed asset disposition price” and the “adjusted grossed-up basis” (each as defined under applicable Treasury Regulations) and the allocation of such “aggregate deemed asset disposition price” and “adjusted grossed-up basis” among the Telemynd Assets, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). Within thirty (30) days after Parent’s receipt of the Section 336(e) Allocation Statement, Parent shall provide comments (if any) to Telemynd to the Section 336(e) Allocation Statement and Telemynd shall consider such comments in good faith; provided, however, that Telemynd may not reject any such Parent comment if such rejection would materially adversely affect Parent without Parent’s consent, which consent may not be unreasonably withheld, delayed or conditioned (taking into account the rights and obligations under this Agreement); provided, however, that if Telemynd may not reject any such comment pursuant to this sentence then the Parties shall work together in good faith and any remaining disagreement with respect to such comment shall be resolved pursuant to Section 8.04. If Telemynd determines that the Section 336(e) Election shall be made, no member of the Parent Group or the Telemynd Group shall take any position inconsistent with the Section 336(e) Election including the Section 336(e) Allocation Statement (as finally resolved pursuant to this Section 8.09(b)) except as may be required by a “determination” as defined in Section 1313 of the Code. For the avoidance of doubt, Telemynd shall bear all costs, expenses and Liabilities of Parent arising solely as a result of this Section 8.09(b), including out of pocket costs and expenses arising in connection with amending any Parent Tax Returns.

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Section 8.10         Tax Indemnification.

(a)          Indemnification by Parent. Parent shall pay, and shall indemnify and hold the Telemynd Group harmless from and against, without duplication, (a) all Parent Taxes, (b) all Taxes incurred by Telemynd or any member of the Telemynd Group that would not have been imposed but for the breach by Parent of any of its covenants hereunder, and (c) any out-of-pocket costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

(b)          Indemnification by Telemynd. Telemynd shall pay, and shall indemnify and hold the Parent Group harmless from and against, without duplication, (a) all Telemynd Taxes, (b) all Taxes incurred by Parent or any member of the Parent Group that would not have been imposed but for the breach by Telemynd of any of its covenants hereunder, and (c) any out-of-pocket costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

(c)          Characterization of and Adjustments to Payments. For all Tax purposes, unless otherwise required under applicable Law or pursuant to a “determination” as defined in Code Section 1313, Parent and Telemynd shall treat any payment by Parent to a member of the Telemynd Group or by Telemynd to a member of the Parent Group required by this Agreement (other than payments with respect to interest accruing after the Distribution Date) as either a contribution by Parent to Telemynd or a distribution by Telemynd to Parent, as the case may be, occurring immediately prior to the Distribution.

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(d)          Timing of Indemnification Payments. Indemnification payments in respect of any liabilities for which a Tax Indemnified Party is entitled to indemnification pursuant to this Article VIII shall be paid by the Indemnifying Party to the Tax Indemnified Party within ten (10) days after written notification thereof by the Tax Indemnified Party (or such shorter period specified in this Article VIII), including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment, or within ten (10) days after resolution of any Tax Proceeding pursuant to Section 8.13.

(e)          To the extent that the provisions of this Section 8.10 conflict with the provisions of Section 4.02 or Section 4.03, the provision set forth in this Section 8.10 shall control.

Section 8.11          Refunds.

(a)          Refunds and Credits.

(i)          Parent shall be entitled to all Refunds received by any member of the Telemynd Group or any of their Affiliates of Taxes paid by any member of the Parent Group to a Taxing Authority or to Telemynd pursuant to this Agreement or otherwise borne by Parent pursuant to a claim for indemnity under this Agreement, and Telemynd shall be entitled to all Refunds received by any member of the Parent Group or any of their Affiliates of Taxes paid by any member of the Telemynd Group to a Taxing Authority or to Parent pursuant to this Agreement or otherwise borne by Telemynd pursuant to a claim for indemnity under this Agreement; provided, however, that all Refunds of Taxes shall be offset and reduced by any amounts owed by the Party otherwise entitled to the Refund under this Section 8.11(a)(i) to the other Party under this Agreement. For the avoidance of doubt, to the extent that a particular Refund of Taxes is allocable to a Straddle Period with respect to which the Parties have shared responsibility pursuant to Section 8.06, the portion of such Refund to which each Party will be entitled shall be determined by comparing the amount of payments made by a Party (or any of member of such Party’s Group) to a Taxing Authority or to the other Party (and reduced by the amount of payments received from the other Party) pursuant to this Article VIII with the Tax liability of such Party as determined under Section 8.06, taking into account the facts as utilized for purposes of claiming such Refund. If a Party (or any member of its Tax Group) receives a Refund to which the other Party is entitled pursuant to this Agreement, such Party shall pay the net amount to which such other Party is entitled (including, for avoidance of doubt, net of any Taxes imposed with respect to such refund and any other reasonable out-of-pocket costs incurred by such Party) within ten (10) days after the receipt of the Refund. Notwithstanding the foregoing, neither Party shall be entitled to any payment or other benefit from the other Party pursuant to this Section 8.11(a)(i) related to any Refund that is attributable to the carrying back to a Pre-Closing Period of a net operating loss or tax credit that arose in a Post-Closing Period.

(ii)         For the avoidance of doubt, to the extent that a Party (or any member of its Tax Group) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a cash refund, would have been payable by such Party to the other Party pursuant to this Section 8.11, such Party shall pay such amount to the other Party no later than ten (10) days following the Due Date of the Tax Return on which the overpayment is reflected.

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(iii)        If there is a subsequent reduction by a Taxing Authority (or by virtue of a change in applicable Tax Law) of any amounts with respect to which a payment has been made pursuant to Section 8.11(a)(i), then the applicable Party that received the benefit of the Refund from the other Party shall pay to such other Party an amount equal to such reduction plus any interest or penalties imposed by a Taxing Authority with respect to such reduction.

Section 8.12         Net Operating Losses. The Parties agree to allocate the net operating losses of Telemynd existing on the Distribution Date to first reduce any Parent Transaction Taxes. Any net operating losses of Telemynd remaining after such use shall follow the Telemynd Group after the Distribution Date to the fullest extent permitted under applicable Law, and, except in accordance with the foregoing provisions of this Section 8.12, Parent shall not utilize the net operating losses of Telemynd after the Distribution Date unless otherwise required under applicable Law. Parent and Telemynd hereby agree to compute all Taxes for Post-Closing Periods consistently with the allocation of Telemynd net operating losses pursuant to this Section 8.12. Parent and Telemynd hereby agree not to make any election with respect to the net operating losses allocated pursuant to this Section 8.12 to Telemynd without the prior written approval of Telemynd, which approval shall be provided by Telemynd in its sole and absolute discretion. Notwithstanding anything to the contrary herein, to the extent that the net operating losses of Telemynd are not sufficient to eliminate entirely the Parent Transaction Taxes, to maximum extent allowed by Law, any net operating losses of Parent (or any Affiliate of Parent) shall be used to reduce the Parent Transaction taxes to zero.

Section 8.13         Tax Proceedings. To the extent the provisions of this Section 8.13 conflict with the provisions of Section 4.05, the provisions of this Section 8.13 shall control.

(a)          Notification of Tax Proceedings. Within ten (10) days after a Tax Indemnified Party becomes aware of the commencement of a Tax Proceeding with respect to a Pre-Closing Period (including a Straddle Period), such Tax Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of material notices and material communications relating to such Tax Proceeding. The failure of the Tax Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such 10 day period or promptly forward any further material notices or material communications shall not relieve the Indemnifying Party of any obligation which it may have to the Tax Indemnified Party under this Agreement except to the extent to which the Indemnifying Party is actually prejudiced by the Tax Indemnified Party’s failure to provide notice in accordance with this Section 8.13(a).

(b)          Tax Proceeding Procedures Generally.

(i)          Tax Proceedings relating to Parent Consolidated Returns. Parent shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Parent Consolidated Return; provided that to the extent such Tax Proceeding could reasonably be expected to adversely affect the amount of Taxes for which Telemynd is responsible pursuant to Section 8.10, Parent shall (A) defend such Tax Proceeding diligently and in good faith and (B) shall keep Telemynd informed in a timely manner of all actions proposed to be taken by Parent with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Telemynd is responsible pursuant to Section 8.10), (C) shall permit Telemynd to participate (at Telemynd’s sole expense) in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Telemynd is responsible pursuant to Section 8.10), and (D) shall not settle any such Tax Proceeding without the prior written consent of Telemynd, which shall not be unreasonably withheld, conditioned or delayed.

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(ii)         Tax Proceedings relating to Other Returns. The Preparing Party (in the case of a Mixed Business Tax Return) or the Single Business Return Preparing Party (in the case of a Single Business Return) shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Mixed Business Tax Return or Single Business Return; provided that to the extent such Tax Proceeding could reasonably be expected to adversely affect the amount of Taxes for which non-controlling Party is responsible pursuant to Section 8.10, the controlling Party shall (A) defend such Tax Proceeding diligently and in good faith, (B) shall keep the non-controlling party informed in a timely manner of all actions proposed to be taken by the controlling party with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which the non-controlling party is responsible pursuant to Section 8.10), (C) shall permit the non-controlling Party to participate (at the non-controlling Party’s sole expense) in all material proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which the non-controlling Party is responsible pursuant to Section 8.10), and (D) shall not settle any such Tax Proceeding without the prior written consent of the non-controlling Party, which shall not be unreasonably withheld, conditioned or delayed.

Section 8.14         Tax Cooperation.

(a)          General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either of the Parties or their respective Subsidiaries covered by this Agreement and in connection with any financial reporting matter relating to Taxes (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary in connection with a Tax Matter (“Information”) and shall include, without limitation:

(i)          the provision of any Tax Returns, other than any Parent Consolidated Return, of the Parties and their respective Subsidiaries and other documentation and information which is reasonably relevant to any such Tax Return, claim for Refund, Tax Proceeding or calculation;

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(ii)         the execution of any document (including any power of attorney) reasonably necessary in connection with any Tax Proceedings of either of the Parties or their respective Subsidiaries for Pre-Closing Periods (including Straddle Periods); and

(iii)        the making of each Party’s employees, advisors, and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b)          Notwithstanding anything in this Agreement to the contrary, neither Party shall be required to provide the other Party or any of such other Party’s Subsidiaries access to or copies of information, documents or personnel if such action could reasonably be expected to result in the waiver of any Privilege. In the event that either Party determines that the provision of any information or documents to the other Party or any of such other Party’s Subsidiaries could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit compliance with its obligations hereunder in a manner that avoids any such harm or consequence.

(c)          The Parties shall perform all actions required or permitted under this Agreement in good faith. If one Party requests the cooperation of the other Party pursuant to this Section 8.14, the requesting Party shall reimburse such other Party for all reasonable out-of-pocket costs and expenses incurred by such other Party in complying with the requesting Party’s request.

Section 8.15         Retention of Records. Parent and Telemynd shall retain or cause to be retained all Tax Returns, material schedules and material work papers, and all material records or other material documents relating thereto in their possession, in each case that relate to a Pre-Closing Period, until the expiration of all applicable statutes of limitations (the “Retention Period”). Upon the expiration of the Retention Period, the foregoing information may be destroyed or disposed of by the Party retaining such documentation or other information unless the other Party otherwise requests in writing before the expiration of the Retention Period. In such case, the Party retaining such documentation or other information shall deliver such materials to the other Party at the expense of such other Party.

Section 8.16         Tax Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Article VIII, the Parties shall appoint a nationally recognized public accounting firm reasonably acceptable to both of the Parties (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Parent and Telemynd and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination within the ranges submitted by the Parties. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Parent and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The total costs and expenses of the Accounting Firm will be allocated and borne between Parent and Telemynd based upon that percentage of such fees and expenses equal to the percentage of the dollar value of the proposed determinations submitted to the Accounting Firm determined in favor of the other Party; provided, that if in light of the nature of the dispute the foregoing is not feasible, such costs and expenses shall be borne equally by the Parties. Any initial retainer required by the Accounting Firm shall be funded equally by the Parties (and, following the Accounting Firm’s determination, the Parties shall make appropriate payments between themselves as are necessary to give effect to the preceding sentence). To the extent the provisions of this Section 8.16 conflict with the provisions of Article IX, the provisions of this Section 8.16 shall control. Notwithstanding anything to the contrary contained herein, in the case of Parent Consolidated Returns, the Accounting Firm shall resolve any dispute in favor of Telemynd if Telemynd’s position is supported by a “more likely than not” standard under the Code or if no position is supported by a “more likely than not” standard, if Telemynd’s position has “substantial authority” within the meaning of Treasury Regulation Section 1.6662-4(d)(2).

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Section 8.17         Transfer Taxes. All Transfer Taxes, if any, shall be borne by Telemynd and shall be paid by Telemynd when due. Telemynd will prepare and timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (the expense of which shall be borne by Telemynd) and, if required by applicable Law, Parent will join in the execution of any such Tax Returns and other documentation.

Article IX.
DISPUTE RESOLUTION

Section 9.01         Good Faith Offer Negotiation. Subject to Section 9.04, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are Telemynd Assets, any Liabilities are Telemynd Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Offer Negotiation Request”). Within fifteen (15) days of the delivery of the Offer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Senior Vice President and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of the Offer Negotiation Request, and such thirty (30) day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good faith negotiations in accordance with Section 9.02.

Section 9.02         Good-Faith Negotiation. If any Dispute is not resolved pursuant to Section 9.01, the Party that delivered the Offer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of a CEO Negotiation Request, and such 30 day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 9.03.

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Section 9.03          Arbitration.

(a)          In the event that a Dispute has not been resolved within thirty (30) days of the receipt of a CEO Negotiation Request in accordance with Section 9.02, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) arbitration procedure, except as modified herein. The arbitration shall be held in (i) Orange County, California, or (ii) such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 9.03 will be decided before a sole arbitrator. The sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such fifteen (15) day period, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the CPR arbitration procedure.

(b)          The arbitrator will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and reasonable attorneys’ fees and costs; provided that the arbitrators will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). The award of the arbitrator shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article IX will toll the applicable statute of limitations for the duration of any such proceedings.

Article X.
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 10.01        Further Assurances.

(a)          In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Telemynd Assets and the Parent Group’s assets and the assignment and assumption of the Telemynd Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

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(c)          On or prior to the Effective Time, Parent and Telemynd, in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Parent, Telemynd or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)          Parent and Telemynd, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of Telemynd or any other member of the Telemynd Group, on the one hand, or of Parent or any other member of the Parent Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

Article XI.
TERMINATION

Section 11.01        Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including Telemynd. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

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Section 11.02        Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

Article XII.
MISCELLANEOUS

Section 12.01        Counterparts; Entire Agreement; Corporate Power.

(a)          This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)          This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and Distribution and would not have been entered independently.

(c)          Parent represents on behalf of itself and each other member of the Parent Group, and Telemynd represents on behalf of itself and each other member of the Telemynd Group, as follows:

(i)          each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)         this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(iii)        No broker, finder or other Person is entitled to any fee or commission in connection with the transactions contemplated in this Agreement based upon any arrangement made by or on behalf of Parent or Telemynd.

(d)          Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

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Section 12.02       Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 12.03        Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

Section 12.04       Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Parent Indemnitee or Telemynd Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 12.05       Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

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if to Parent prior to the Effective Time to:

MYnd Analytics, Inc.

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

Attention:	Patrick Herguth
Email:	pherguth@myndanalytics.com

with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Email: jeffrey.baumel@dentons.com

ilan.katz@dentons.com

Attention:	Jeffrey A. Baumel, Esq.
Ilan Katz, Esq.

if to Parent after the Effective Time to:

Emmaus Life Sciences, Inc.

21250 Hawthorne Boulevard

Suite 800, Torrance, CA 90503

Attention:	Chief Executive Officer
Email:	yniihara@emmauslifesciences.com

with a copy to:

Emmaus Life Sciences, Inc.

21250 Hawthorne Boulevard

Suite 800, Torrance, CA 90503

Attention:	General Counsel
Email:	dshort@emmauslifesciences.com

if to Telemynd:

MYnd Analytics, Inc.

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

Attention:	Patrick Herguth
Email:	pherguth@myndanalytics.com

with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Email: jeffrey.baumel@dentons.com

ilan.katz@dentons.com

Attention:	Jeffrey A. Baumel, Esq.
Ilan Katz, Esq.

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Section 12.06         Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 12.07         No Set-Off. Except as expressly set forth in this Agreement or any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

Section 12.08         Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation and the Distribution, and any Ancillary Agreement, the Form 10 and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.

Section 12.09         Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

Section 12.10         Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

Section 12.11         Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

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Section 12.12         Specific Performance. Subject to the provisions of Article XI, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 12.13         Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 12.14         Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date set forth in the introductory paragraph of this Agreement.

Section 12.15         Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither Telemynd or any member of the Telemynd Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby.

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Section 12.16         Performance. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. Telemynd will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Telemynd Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 12.17         Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 12.18         Prior Agreement. The Prior Agreement is hereby amended and restated and will be of no further force of effect.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

PARENT:

MYND ANALYTICS, INC.

By:
Name:
Title:

MYND CALIFORNIA:

MYND ANALYTICS, INC.

By:	/s/Patrick Herguth
Name: Patrick Herguth
Title: CEO

TELEMYND, INC.

By:	/s/ Patrick Herguth
Name: Patrick Herguth
Title: CEO